                                                                    EXHIBIT 99.1


For more information:              Stephanie Slavin, investors, (713) 497-6983
                                   Pat Hammond, media, (713) 497-7723

For immediate release:             May 18, 2004


       RELIANT ENERGY TO SELL 770 MEGAWATTS OF NEW YORK GENERATING ASSETS
                     TO BRASCAN CORPORATION FOR $900 MILLION

Houston - Reliant Energy and Brascan Corporation have entered into a definitive agreement under which Reliant and its subsidiaries will sell 770 megawatts of power generation assets located in upstate New York to Brascan for $900 million in cash, subject to certain closing adjustments.

The portfolio of generation assets involved in the sale includes 71 hydropower plants in upstate New York as well as the Carr Street Generating Station, a fossil-fueled, combined-cycle cogeneration plant in East Syracuse, New York. Reliant acquired these assets in February 2002 as part of its purchase of Orion Power Holdings.

The transaction is subject to various regulatory approvals, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Energy Regulatory Commission, the New York Public Service Commission, as well as certain third-party consents and approvals. The company expects the transaction to close in the third quarter of 2004.

"The sale of our upstate New York assets is consistent with our previously announced goal to strengthen our balance sheet through the sale of assets in non-core regions where we can realize a fair value," said Joel Staff, Reliant Energy, chairman and chief executive officer. "Restoring financial flexibility is a key element of our strategy for repositioning the company to succeed in the merchant power industry."

Reliant will use the proceeds from the transaction to repay bank debt associated with its Orion Power New York and Orion Power Midwest subsidiaries. After the application of the proceeds from this transaction, Reliant Energy will have reduced net debt by nearly $3.0 billion since September 30, 2003.

Reliant expects to record a significant gain upon the close of the sale. Prior to closing, these assets will be treated as discontinued operations. The company expects the transaction, excluding the gain on the sale, to be slightly accretive to earnings per share from continuing operations in 2004 and beyond.

Goldman, Sachs & Co. acted as financial advisor and Vinson & Elkins L.L.P. provided legal services to Reliant Energy in connection with the sale.

Brascan is an asset management company with a focus on real estate and power generation. The company has direct investments of $17 billion and a further $7 billion of assets. Listed on the New York and Toronto stock exchanges under the symbol BNN, Brascan's portfolio of power generation assets includes more than 40 facilities, primarily hydroelectric operations located in the Northeast.

Reliant Energy, Inc. (NYSE: RRI) based in Houston, Texas, provides electricity and energy services to retail and wholesale customers in the U.S. The company provides a complete suite of energy products and services to more than 1.8 million retail electricity customers in Texas, ranging from residences and small businesses to large commercial, industrial and institutional customers. Reliant also serves commercial, industrial and institutional clients in the PJM (Pennsylvania, New Jersey, Maryland) Interconnection. The company has more than 19,000 megawatts of power generation capacity (more than 18,000 megawatts after giving effect to the sale) in operation, under construction or under contract in the U.S. For more information, visit our Web site at www.reliant.com/corporate.



This news release contains "forward-looking statements." Forward-looking statements are statements that contain projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, or other projections or estimates about our assumptions relating to these types of statements. These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. We have based our forward-looking statements on management's beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, including legislative and regulatory developments, the outcome of pending lawsuits, governmental proceedings and investigations, the effects of competition, financial market conditions, access to capital, the integration of recent acquisitions, the timing and extent of changes in commodity prices and interest rates, weather conditions, changes in our business plan and other factors we discuss in our other filings with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                       ###